UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 11, 2007, the Company entered into loan documentation for two financing transactions with Directors of the Company, as follows:

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Francis E. O’Donnell, Jr. M.D., a Director and Vice-Chairman of the Company and Chairman and CEO of the Company’s parent, Accentia Biopharmaceuticals, Inc., in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note.

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Ronald Osman, a Director of the Company in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note. In addition, the Company agreed to issue to Mr. Osman a Warrant to purchase up to 909,090 shares of the Company’s common stock at an exercise price of $1.10 per share. The exercise price may be paid by Mr. Osman in cash or through a cashless exercise by surrendering a portion of the warrant or underlying warrant shares with a fair market value at the time of exercise equal to the exercise price. The warrant will expire on September 5, 2014.

Also on September 11, 2007, the Company entered into loan documentation for a financing transaction with Philip Rosensweig, an individual investor, as follows:

•

The Company issued a Subordinated Promissory Note in the amount of $300,000 (the “Subordinated Note”) to Mr. Rosensweig pursuant to a Note Purchase Agreement (the “Purchase Agreement”). This Subordinated Note is non-interest bearing and non-amortizing and payable in a single lump sum of principal at maturity. The Subordinated Note will mature one year from the date of issuance of the Subordinated Note.

•

Pursuant to the Purchase Agreement, upon maturity of the Subordinated Note, the Company has agreed to issue to Mr. Rosensweig shares of the Company’s common stock valued at $300,000, priced at the lower of $1.10 per share or a 15% discount to the volume weighted average price of the Company’s common stock over the 60 days preceding maturity, with limitation as to the minimum price.

2

The Company has entered into an understanding with Pulaski Bank and Trust Company of St. Louis (“Pulaski”) whereby Pulaski has agreed to extend the maturity date on the Company’s existing Promissory Note in the principal amount of $1,000,000 (the “$1,000,000 Note”) through October 5, 2007 and to defer the payment of certain renewal fees through and until the maturity date of both the $1,000,000 Note and the Company’s existing Promissory Note in the principal amount of $750,000 (the “$750,000 Note”), which matures on September 21, 2007. In consideration of these extensions and deferrals, the Company has agreed to issue to Pulaski a Warrant to purchase up to 67,282 shares of the Company’s common stock at an exercise price of $1.10 per share, fully vested upon issuance with a five-year term. In addition, the Company has agreed to make immediate payment to Pulaski of all interest due on both the $1,000,000 Note and the $750,000 Note through their respective maturity dates. The parties are in the process of reducing the understanding to writing.

Each of the notes, shares and warrants described above were issued by the Company as described above in transactions that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D under the Securities Act. Such sale and issuance did not involve any public offering, was made without general solicitation or advertising, and all parties to the transactions are accredited investors with access to all relevant information necessary to evaluate the investment and represented to us that the Notes and Warrants were being acquired for investment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty
James A. McNulty,
Chief Financial Officer

Date: September 12, 2007

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